UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2026

THE CHEFS’ WAREHOUSE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35249	20-3031526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 East Ridge Road
Ridgefield, Connecticut 06877
(Address of principal executive offices)

Registrant’s telephone number, including area code: (203) 894-1345

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	CHEF	The NASDAQ Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry Into a Material Definitive Agreement

New Credit Agreement

On October 15, 2026, Dairyland USA Corporation (“Dairyland”) and Chefs’ Warehouse Parent, LLC (“CW Parent”), as borrowers (together, the “Borrowers”), and The Chefs’ Warehouse, Inc. (the “Company”) and certain other subsidiaries of the Company, as guarantors, entered into a new credit agreement (the “New Term Loan Credit Agreement”) with a group of lenders for which Jefferies Finance LLC (“Jefferies”) acts as administrative agent and collateral agent, and Jefferies Finance LLC, BMO Capital Markets Corp., JPMorgan Chase Bank, N.A. and BofA Securities, Inc. act as joint lead arrangers and joint bookrunners.

The New Term Loan Credit Agreement provides for a senior secured term loan facility (the “New Term Loan Facility”) in an aggregate principal amount of $675,000,000. The New Term Loan Facility matures on October 15, 2033 and, at the Borrowers’ option, bears interest at a rate equal to either (i) SOFR plus 2.00% per annum or (ii) the Alternate Base Rate plus 1.00% per annum. The New Term Loan Facility amortizes in quarterly installments equal to 0.25% of the aggregate principal amount, with the remaining balance due at maturity, and is subject to customary mandatory prepayments and a 1.00% premium on certain repricing transactions within six months of closing. The obligations under the New Term Loan Facility are guaranteed by the Company and certain of its subsidiaries and secured by substantially all of their assets, subject to customary exceptions. Proceeds from the New Term Loan Facility were used (i) to refinance the Borrowers’ existing term loan facility, (ii) to redeem the Notes (defined below), (iii) to pay fees, costs and expenses related to (i) and (ii), (iv) to pay for capital expenditures and (v) for general corporate purposes.

The New Term Loan Credit Agreement contains customary affirmative covenants, negative covenants (including restrictions, subject to customary exceptions, on incurring debt or liens, paying dividends, repaying payment subordinated and junior lien debt, disposing of assets, and making investments and acquisitions), and events of default for a term loan facility of this type, as more particularly described in the New Term Loan Credit Agreement.

The New Term Loan Credit Agreement refinances and replaces the credit agreement, originally dated as of June 22, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Prior Term Loan Credit Agreement”) by and among the Borrowers, the Company, certain other subsidiaries of the Company, as guarantors, the lenders party thereto and Jefferies Finance LLC, as administrative agent and collateral agent.

On October 15, 2026, the Borrowers borrowed the full $675,000,000 of term loans under the New Term Loan Facility.

The above summary of the New Term Loan Facility is qualified in its entirety by reference to the New Term Loan Credit Agreement, a copy of which is expected to be filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ending September 25, 2026.

Ninth Amendment to Asset Based Loan Facility

On October 15, 2026, the Company entered into a ninth amendment (the “Ninth Amendment”) to its senior secured asset-based revolving credit agreement, originally dated as of June 29, 2018 (as amended, restated, supplemented or otherwise modified prior to the date of the Ninth Amendment, the “Existing ABL Credit Agreement”), by and among the Company, CW Parent and Dairyland, as borrowers, certain other subsidiaries of the Company, as guarantors, the lenders party thereto and BMO Bank N.A., as administrative agent, which, among other things, (i) amends certain negative covenants, including the (A) indebtedness covenant, (B) the liens covenant, (C) the investments, loans, advances, guarantees and acquisitions covenant, (D) the asset sales covenant, (E) the sale and leaseback transactions covenant, (F) the restricted payments covenant and (G) the affiliate transactions covenant, in each case to conform to the New Term Loan Credit Agreement, (ii) increases the letter of credit sublimit from $50,000,000 to $75,000,000, (iii) loosens the cure period from three business days to five business days for events of default arising from a failure to pay interest, fees, or any other amount payable and (iv) amends certain other provisions, including to conform to the New Term Loan Credit.

The above summary of the Ninth Amendment is qualified in its entirety by reference to the Ninth Amendment, a copy of which is expected to be filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ending September 25, 2026.

The Company has customary corporate and commercial banking relationships with the lenders, the administrative agent and their affiliates.

Item 1.02. Termination of a Material Definitive Agreement.

Concurrently with the entry into the New Term Loan Credit Agreement, the Borrowers repaid in full all outstanding obligations under the Prior Term Loan Credit Agreement, including all accrued and unpaid interest, in an aggregate amount of approximately $244.7 million. Upon such repayment, the Prior Term Loan Credit Agreement was terminated and all related liens were released. The Prior Term Loan Credit Agreement provided for senior secured debt financing consisting of a term loan facility in an aggregate amount of $305,000,000 maturing on August 23, 2029.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

As disclosed above, the Company has entered into a new $675 million term loan facility due in 2033. Proceeds from the New Term Loan Facility were used (i) to refinance the Borrowers’ existing term loan facility under the Prior Term Loan Credit Agreement, (ii) redeem the Notes (as defined in Item 3.02 below), (iii) to pay related fees, costs and expenses related to (i) and (ii), (iv) to pay for capital expenditures and (v) for general corporate purposes. The information set forth in Item 1.01 is incorporated into this Item 2.03 by reference.

Item 3.02. Unregistered Sales of Equity Securities.

As previously announced, on August 12, 2026 (the “Redemption Notice Date”), the Company issued a notice (the “Redemption Notice”) to holders of its 2.375% Convertible Senior Notes due 2028 (the “Notes”) issued under the Indenture dated as of December 13, 2022, by and between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Indenture”), calling the outstanding principal amount of the Notes for redemption on October 15, 2026 (the “Redemption Date”). During the period from the Redemption Notice Date through 5:00PM New York Time on October 14, 2026 (the “Conversion Period”), holders of approximately $287.2 million aggregate principal amount of Notes elected to convert their Notes in accordance with the terms of the Indenture. In connection with such conversions, on October 15, 2026, the Company delivered to such converting holders (i) aggregate cash payments totaling approximately $437,1 million (including cash paid in lieu of fractional shares, and (ii) and 2,671,056 shares of common stock (the “Conversion Shares”), to settle its obligations with respect to the Notes that were submitted for conversion. The issuance of the Conversion Shares in exchange for the converted Notes was exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 3(a)(9) thereof.

In addition, on the Redemption Date, the Company redeemed all approximately $341,000 in aggregate principal amount of Notes that had not been previously surrendered for conversion at a redemption price in cash equal to 100% of the principal amount of Notes not converted, plus accrued and unpaid interest on such Notes to, but excluding, the Redemption Date. The Company funded the cash portion of the conversion settlements and the redemption price with a portion of the proceeds of the New Term Loan Facility, together with cash on hand.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CHEFS’ WAREHOUSE, INC.

By:	/s/ Alexandros Aldous
Name: Title:	Alexandros Aldous General Counsel and Corporate Secretary

Date:    October 28, 2026